Exhibit 10.1

                                                                 EXECUTION COPY

                                   VIACOM INC.

                                 March 20, 2003

Sumner M. Redstone
New York, New York

Dear Mr. Redstone:

          Effective as of May 5, 2003 (the "Effective Date"), you will continue to be employed as Chief Executive Officer of Viacom, Inc. ("Viacom") and serve as Chairman of the Board of Directors of Viacom (the "Board") pursuant to the terms of this letter agreement (the "Agreement").

          1. Duties. During your employment with Viacom, you will perform such duties and have such responsibilities and authority as set forth hereunder:

          You, in consultation with Mel Karmazin, the President and Chief Operating Officer of Viacom (the "COO"), will be generally responsible for overseeing the affairs of Viacom and will have full and final-decision making authority over corporate policy and strategy. The COO will report directly and solely to you. You also will have the authority to overrule the COO on operating matters, subject to the Board consultation provisions set forth below. For this purpose, "corporate policy and strategy" means significant acquisitions, significant dispositions, significant partnerships or ventures with other companies, significant shareholder relations and corporate governance matters, the entry into significant new lines of business and withdrawal from significant existing lines of business, and other matters of comparable significance to Viacom. The COO, in consultation with you, will have full authority over the operations of Viacom. At any time during the term of the COO's employment, you may recommend to the Board that the COO should be terminated. All officers, other than you and the COO, will report directly or indirectly to the COO. The COO will keep you advised of significant operating or organizational issues, including, without limitation, the hiring and firing of senior executives, provided that solely with regard to the firing of a group of senior executives to be mutually agreed by you and the COO, and the hiring of their replacements, you and the COO will agree jointly on such actions. The COO will ensure that you will have full access to Viacom's executives, to staff meetings convened by the COO, and to information and reports compiled by management so that you can fully perform your responsibilities as Chief Executive


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Officer and are fully briefed on operating issues and the business of Viacom. It is intended and expected that you will participate actively in such staff meetings. You will have the right to overrule the COO's decision on any operating issue only following prior consultation with the Board at a meeting called for such purpose to provide the Board with the full opportunity to take any action it deems appropriate with respect to such operating issue.

          2. Compensation. As the sole compensation for services to be rendered by you in all capacities to Viacom, its subsidiaries and affiliates, you will receive the following compensation by Viacom.

          (a) Salary: For all the services rendered by you in any capacity to Viacom, its subsidiaries and affiliates, Viacom agrees to pay you a base salary at the rate of $1,000,000 per annum ("Salary"), payable in accordance with Viacom's then effective payroll practices.

          (b) Bonus Compensation: In addition to your Salary, you shall be entitled to receive bonus compensation for each of the calendar years during your employment with Viacom, determined and payable as follows ("Bonus"):

          (i) Your Bonus for each of the calendar years during your employment with Viacom will be based upon a measurement of performance against objectives in accordance with Viacom's Short-Term Incentive Plan and its Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (collectively, the "STIP"), which objectives shall be no less favorable to you than the objectives used to determine the amount of bonus payable to any other executive of Viacom whose bonus is based in whole or in part on corporate performance and who participates in the STIP.

          (ii) Your Target Bonus for 2003 shall be $6,655,000, and for each calendar year thereafter shall be at least equal to the Target Bonus for the COO.

          (iii) Your Bonus for any calendar year shall be payable by February 28 of the following year (even if not during your employment with Viacom).

          (c) Deferred Compensation: In addition to your Salary and Bonus, you shall earn, in respect of calendar year 2003 and each calendar year thereafter during your employment with Viacom, an additional amount ("Deferred Compensation"), the payment of which (together with the return thereon as provided in this paragraph 2(c)) shall be deferred until January of the first calendar year following the year in which you cease to be an "executive officer" of Viacom, as defined for purposes of the Securities Exchange Act of 1934, as amended. The amount of Deferred Compensation for calendar year 2003 shall be $2,993,000. The amount of Deferred Compensation for each subsequent calendar year of your employment shall be the amount of Deferred Compensation for the preceding year increased by an amount equal to 10% of the sum of your Salary and Deferred Compensation for the preceding year. Deferred Compensation shall be credited to a bookkeeping account maintained by Viacom on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the excess 401(k) plan of Viacom (as such plan may be amended from time to

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time) is determined or, if you do not participate in such plan, with a return to be mutually agreed by Viacom and you. Viacom's obligation to pay the Deferred Compensation (including the return thereon provided for in this paragraph 2(c)) shall be an unfunded obligation to be satisfied from the general funds of Viacom.

          (d) Except as expressly provided herein, your compensation shall be determined by the Compensation Committee of the Board.

          3. Benefits.

          (a) You shall be entitled to participate in such medical, dental and life insurance, 401(k), pension and other plans as Viacom may have or establish from time to time and in which any other Viacom executives are eligible to participate. The foregoing, however, shall not be construed to require Viacom to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement; provided, however, that no modification of any plans in which you participate shall be made which results in treating you less favorably than other senior executives of Viacom. It is further understood and agreed that all benefits (including without limitation, Viacom's Pension and Excess Pension Plans, short term disability program, Long-Term Disability program and any supplement thereto, life insurance and any applicable death benefit) you may be entitled to as an employee of Viacom shall be based upon your Salary and, your Deferred Compensation, as set forth in paragraphs 2(a) and (c) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise. You shall be entitled to four (4) weeks vacation.

          (b) Viacom shall provide you with no less than Five Million Dollars ($5,000,000) of term life insurance during your employment with Viacom. You shall have the right to assign the policy for such life insurance to your spouse, if any, or issue or to a trust or trusts primarily for the benefit of your spouse, if any, and/or issue.

          4. Business Expenses. During your employment with Viacom, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder on a basis no less favorable than as provided by Viacom to any of its senior executives.

          5. Perquisites. You shall be eligible for all perquisites made available by Viacom from time to time during your employment with Viacom to any other senior executives of Viacom. Without limiting the generality of the foregoing, you shall be entitled to (i) a car allowance and insurance in accordance with Viacom's policy and (ii) use of a private airplane in accordance with Viacom policy on a basis no less favorable than as provided by Viacom to any of its senior executives.

          6. Indemnification.

          (a) Viacom shall indemnify and hold you harmless, to the maximum extent permitted by law and by the Certificate of Incorporation and/or the Bylaws of Viacom, against judgments, fines, amounts paid in settlement of and reasonable expenses incurred by you in

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connection with the defense of any action or proceeding (or any appeal therefrom) in which you are a party by reason of your position as Chief Executive Officer and Chairman of the Board or any other office you may hold with Viacom or its affiliates or by reason of any prior positions held by you with Viacom or any of its affiliates or predecessors or for any acts or omissions made by you in good faith in the performance of any of your duties as an officer of Viacom.

          (b) To the extent that Viacom maintains officers' and directors' liability insurance, you will be covered under such policy.

          7. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party. Any notice given by mail shall be deemed to have been given three days following such mailing.

          8. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliate of or any successor in interest to Viacom.

          9. New York Law, Etc. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought in the state or federal courts located in the City of New York. If you obtain any money judgment or otherwise prevail in the final adjudication of any claim or suit brought by you or Viacom to enforce or interpret any material provision contained herein, Viacom shall reimburse you for any costs or expenses reasonably incurred by you (including reasonable attorney's fees) in connection with such claim or suit.

          10. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Viacom to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

          11. Written Instrument. This Agreement can be changed only by a writing signed by both parties hereto.

          12. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

          13. Supersedes Previous Agreements. Effective as of the Effective Date, this Agreement shall supersede and cancel all prior agreements relating to your employment by Viacom or any of its affiliates and predecessors, including, without limitation, the letter agreement, dated September 6, 1999 between Viacom and you. Notwithstanding the preceding

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sentence, this Agreement is not intended, and shall not be construed, to affect your rights in any compensation or benefits that have been granted or accrued prior to the Effective Date.

          14. Expiration of Article XIII. The parties hereto acknowledge and agree that the special governance provisions of Article XIII of the Amended and Restated Certificate of Incorporation of Viacom, including the super-majority Board approval requirements contained therein, shall expire on May 4, 2003.

          If you agree with the foregoing terms, please execute this letter in the space provided below and return a copy to the undersigned.

                                             VIACOM INC.

                                             By: /s/ MICHAEL D. FRICKLAS
                                                 --------------------------
                                                 Michael D. Fricklas
                                                 Executive Vice President,
                                                 General Counsel and Secretary

ACCEPTED AND AGREED:

/s/ SUMNER M. REDSTONE
------------------------
Sumner M. Redstone
March 20, 2003

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